VOTING AGREEMENT

     This Voting Agreement (this "Agreement") is entered into and delivered as of October 13, 1998 by James H. Dahl, Gary D. Lemke, JoAnn Lemke, Philip C. Smaby, Jerome T. Miner, Edgar E. Hetteen, Hannah Hetteen, Leland T. Lynch, Karlin S. Symons, R.E. "Teddy" Turner, IV, and Thomas R. Karges (individually, a "Shareholder", and collectively, the "Shareholders"), and Caterpillar Inc., a Delaware corporation ("Investor").

                                    RECITALS

     As of the date of this Agreement, each Shareholder owns of record or otherwise controls the voting power of the shares of common stock, par value $0.01 per share ("Common Stock"), of A.S.V., Inc., a Minnesota corporation ("ASV") set forth under his or her name on the signature page hereto. All such shares, together with any shares of ASV Common Stock acquired by a Shareholder or as to which a Shareholder acquires the control of voting power prior to the termination of this Agreement, are sometimes referred to herein as the "Shares" and the Shares owned or controlled by an individual Shareholder are sometimes referred to herein as "his or her Shares."

     ASV and Investor propose to enter into a Securities Purchase Agreement within one day of the date hereof (as the same may be amended from time to time, the "Purchase Agreement"), which is to provide for Investor to purchase, and ASV to issue to Investor, 1,000,000 shares of Common Stock and a warrant to purchase an additional 10,267,127 shares of Common Stock (the "Investment"), on the terms set forth in the Purchase Agreement.

     Investor has required, as a condition to its willingness to enter into the Purchase Agreement, that each Shareholder enter into this Agreement.

                               TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants, and agreements set forth in the Purchase Agreement and in order to induce Investor to enter into the Purchase Agreement, and to consummate the transactions contemplated thereby, each Shareholder hereby agrees as follows:

                                    ARTICLE I
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     The Shareholders hereby represent and warrant to Investor as follows:

     1.1 Authority, Etc. Each Shareholder is an individual with competence and authority under applicable law to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each Shareholder has all necessary authority to execute, deliver, and perform this Agreement and the grant of the rights covered hereby. This Agreement has been duly executed and delivered by each Shareholder and constitutes a legal, valid, and binding obligation of each such Shareholder, enforceable against such Shareholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

     1.2 Title to Shares. Each Shareholder is the record and beneficial owner of or otherwise controls the voting power of the number of Shares set forth under his or her name on the signature page hereto and owns or controls such Shares free and clear of liens, claims, charges or encumbrances of any kind or any proxy or voting restriction.

                                   ARTICLE II
                          TRANSFER AND VOTING OF SHARES

     2.1 Restriction on Transfer of Shares. During the Term (as defined below), except as set forth in the following sentence, each Shareholder shall not (a) sell, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of his or her Shares or relinquish control of the voting power with respect to any of his or her Shares, (b) deposit any of his or her Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy (except a proxy under the Proxy Statement voted in accordance with this Agreement) with respect to any of his or her Shares, or
(c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance on his or her Shares. Notwithstanding the foregoing, it shall not constitute a breach of this Agreement if (i) any Shareholder delivers Shares in payment of the exercise price of options to purchase Common Stock or (ii) the following Shareholders sell or transfer up to the amount of Shares indicated after their names in connection with gift or charitable contributions or sales made for the purpose of paying income taxes incurred by them in 1998: Edgar E.
Hetteen   50,000 Shares; Philip C. Smaby   50,000 Shares; Karlin S. Symons
1,500 Shares; and Thomas R. Karges   1,000 Shares.

     2.2 Voting of Shares. Each Shareholder does hereby irrevocably agree to vote each of his or her Shares at every annual, special or adjourned meeting of the shareholders (including any consent in lieu of a meeting) of ASV during the term of this Agreement (i) in favor of the approval of the Purchase Agreement and the Investment by Investor and its permitted assigns pursuant to the Purchase Agreement and consummation of all other transactions contemplated by the Purchase Agreement, (ii) against any Competing Transaction (as defined in the Purchase Agreement) involving ASV, or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ASV under the Purchase Agreement or which could result in any of the conditions to ASV's obligations under the Purchase Agreement not being fulfilled, and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Purchase Agreement. For the purposes of this Agreement, "Term" shall mean the period from the date of execution of this Agreement until the earlier of the date of termination of the Purchase Agreement or the date of the closing of the transactions contemplated thereby.

     2.3 Further Assurances. Each Shareholder shall take such further actions and execute such further documents and instruments as may reasonably be requested by Investor to carry out the provisions of this Agreement.

                                   ARTICLE III
                               GENERAL PROVISIONS

     3.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, each Shareholder agrees to negotiate with Investor in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     3.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between each Shareholder and Investor, with respect to the subject matter hereof.

     3.3 Assignment. Except as provided herein, this Agreement shall not be assigned by operation of law or otherwise. This Agreement shall be binding upon each Shareholder and his or her successors and assigns.

     3.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Investor, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     3.5 Specific Performance. Each Shareholder agrees that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Investor shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     3.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota applicable to contracts executed and to be performed entirely within that State. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against each Shareholder if given by mail, postage prepaid, mailed to such Shareholder at his or her address as currently reflected on the records of ASV.

     3.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

                             *         *          *

IN WITNESS WHEREOF, each Shareholder has caused this Agreement to be duly executed and delivered as of the day and year first written above.

                                        THE SHAREHOLDERS:


                                        _______________________________
                                        James H. Dahl
                                        788,550 shares of Common Stock


                                        _______________________________
                                        Gary D. Lemke
                                        65,678 shares of Common Stock


                                        _______________________________
                                        Gary and JoAnn Lemke by Gary Lemke
                                        143,209 shares of Common Stock


                                        _______________________________
                                        JoAnn Lemke
                                        61,363 shares of Common Stock


                                        _______________________________
                                        Philip C. Smaby
                                        374,006 shares of Common Stock


                                        _______________________________
                                        Jerome T. Miner
                                        359,850 shares of Common Stock


                                        _______________________________
                                        Edgar E. Hetteen
                                        120,877 shares of Common Stock


                                        _______________________________
                                        Hannah Hetteen
                                        113,100 shares of Common

                                        _______________________________
                                        Leland T. Lynch
                                        16,500 shares of Common Stock


                                        _______________________________
                                        Karlin S. Symons
                                        13,103 shares of Common Stock


                                        _______________________________
                                        R.E. "Teddy" Turner, IV
                                        750 shares of Common Stock


                                        _______________________________
                                        Thomas R. Karges
                                        4,366 shares of Common Stock

ACCEPTED AND AGREED:

CATERPILLAR INC.

By:______________________________
      Its: